 Exhibit 99.1

Contacts:
Mark Stickel
Bridge Associates LLC
(Liquidating Trustee for the Company)
813-286-2700

Shannon Lowry Nagle, Esq.
Stroock & Stroock & Lavan LLP
(Represents the TSLC I, Inc. Creditors Liquidation Trust)
(212) 806-5400

FOR IMMEDIATE RELEASE

TSLC I, Inc. Makes Final Distribution; Seeks Entry of Final Decree

Tampa, Florida, October 4, 2006....On September 29, 2006, the Liquidating Trustee for the TSLC I, Inc. Creditors’ Liquidation Trust made a second and final distribution to creditors in the amount of $14,445,765.77. The TSLC I, Inc. Creditors’ Liquidation Trust is the liquidating trust created pursuant to the confirmed chapter 11 plan of liquidation of TSLC I, Inc., successor to Tropical Sportswear Int’l, Inc., and its affiliated debtors (collectively, the “Company”), to liquidate the Company’s remaining assets. Because the Company’s plan of liquidation has now been substantially consummated, on October 3, 2006, the Liquidating Trustee filed a motion with the Bankruptcy Court for the Middle District of Florida requesting the entry of a final decree closing the Company’s chapter 11 cases.

The Company, located in Tampa, Florida, previously manufactured and marketed casual pants, shorts, denim jeans and shirts for men, women and boys. The Company filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code on December 16, 2004. On February 26, 2005, the Company sold substantially all of its assets to Perry Ellis International as part of liquidating in the bankruptcy case.

This Press Release contains certain forward-looking statements regarding future circumstances. These forwardlooking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forwardlooking statements to reflect events or circumstances after the date hereof.

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